Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen New Jersey Premium
Income Municipal Fund, Inc.
33-51160
811-7118

A special meeting of the shareholders
of the Nuveen New Jersey Premium
Income Municipal Fund, Inc. was
held on July 26, 2005.

The purpose of the meeting was to
approve

a new Investment Management
Agreement:

The number of shares voted in the
affirmative:
10,987,087 and
the number of negative votes:
153,354

Proxy materials are herein
incorporated by reference
to the SEC filing on June 20, 2005,
under
Conformed Submission Type DEF
14A, accession
number 0000950137-05-007556.